UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
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UNIVERSAL TECHNICAL INSTITUTE, INC.

(Name of Registrant as Specified in its Charter)
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UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
Dear Fellow Stockholder:
          You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Corporation”), to be held at 8:00 a.m. local time on February 28, 2006, at the Corporation’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323.
          At this year’s meeting, you will vote on (i) the election of three out of nine directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and (iii) any other matters that may properly come before the meeting. We have attached a notice of meeting and a proxy statement that contain more information about these items and the meeting.
          Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
          We look forward to seeing you at the 2006 Annual Meeting of Stockholders.

Sincerely,
/s/ John C. White
John C. White
Chairman of the Board

January 13, 2006

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Holders of Common Stock of Universal Technical Institute, Inc.:
          The 2006 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Corporation”) will be held at the Corporation’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323 on February 28, 2006 at 8:00 a.m. for the following purposes:
1.	To elect three out of nine directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the year ending September 30, 2006.

3.	To consider and act upon such other business as may properly come before the meeting.
          Only stockholders of record at the close of business on January 6, 2006 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
          We have enclosed our 2005 annual report, including financial statements, and the proxy statement with this notice of annual meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOUR PROXY IS BEING SOLICITED BY THE CORPORATION’S BOARD OF DIRECTORS.

By Order of the Board of Directors,
/s/ Chad A. Freed
Chad A. Freed
Secretary

Phoenix, Arizona
January 13, 2006

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
PROXY STATEMENT
Annual Meeting of Stockholders
February 28, 2006
          This Proxy Statement is furnished on or about January 13, 2006 to holders of the common stock of Universal Technical Institute, Inc. (the “Corporation” or “UTI”), in connection with the solicitation on behalf of the Board of Directors of the Corporation of proxies to be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement. The Annual Meeting will be held at 8:00 a.m. local time on February 28, 2006 at UTI’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323.
          The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.
          Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Corporation at the Corporation’s executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, or by attending the Annual Meeting and voting in person.
          At the close of business on January 6, 2006, there were 27,992,267 shares of the common stock of the Corporation outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on January 6, 2006 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Votes may not be cumulated.
Voting Information
          At the Annual Meeting, votes will be counted by written ballot. The presence, in person or by proxy, of the holders of a majority of all the votes that could be cast by the holders of all the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. A plurality of the votes duly cast is required for the election of Directors. That is, the Director nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting is required to approve the proposal to ratify the appointment of the independent registered public accounting firm.

          Under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. With regard to the election of Directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome. Abstentions may be specified on any proposal (other than the election of Directors) and will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the matters referred to in this Proxy Statement.
          A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.
          Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of Directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
          If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. At the date this Proxy Statement went to press, the Corporation’s Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.
          Proxies properly executed and received by the Corporation prior to the Annual Meeting and not revoked, will be voted as directed therein on all matters presented at the Annual Meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named Director nominees and for the proposal to ratify the appointment of the independent registered public accounting firm.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Structure. UTI’s Board of Directors currently has nine members, the majority of whom are independent directors. UTI’s Board is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Conrad and Knight and Ms. McWaters serve as Class I Directors, Messrs. Penske and White and Ms. Srere serve as Class II Directors, and Messrs. Caputo, Eisenson and Hartman serve as Class III Directors. Mr. Eisenson has indicated his desire to resign from UTI’s Board of Directors effective upon the earlier of the identification of his successor by the Nominating and Corporate Governance Committee or February 28, 2006. The Nominating and Corporate Governance Committee is currently searching for a candidate to succeed Mr. Eisenson using the criteria discussed below under “Director Qualifications and Review of Director Nominees.”
Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Roger S. Penske, Linda J. Srere and John C. White for re-election as Class II Directors, each to serve a three-year term ending in 2009, or when the Director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Penske and White and Ms. Srere as Directors.
          The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as Directors of UTI, including in each case their current membership on Committees of the Board of Directors, year first elected a Director of UTI and principal occupations or affiliations during the last five years and certain other directorships held.
Director Nominees

		Board	Elected to
Name/Title	Age	Committees	UTI Board
Roger S. Penske	68	Nominating and Corporate Governance	2002
Director

Linda J. Srere	50	Compensation, Nominating and Corporate Governance
Director			2005

John C. White	57	None	1998
Chairman of the Board

Roger S. Penske		Mr. Penske has served as a Director on UTI’s Board since 2002. Mr. Penske has served as Chairman of the Board and Chief Executive Officer of United Auto Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of General Electric Company and United Auto Group, Inc.

Linda J. Srere		Ms. Srere has served as a Director on UTI’s Board since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief

Client Officer of Young & Rubicam Inc. (Y&R). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. Ms. Srere is also a director of Electronic Arts Inc. and aQuantive, Inc. She received a BA in Psychology from State University of New York at Oswego.

John C. White	Mr. White has served as a Director on UTI’s Board since 1998 and as Chairman of the Board since October 1, 2005. From October 1, 2003 to September 30, 2005, Mr. White served as UTI’s Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 30, 2003, Mr. White served as UTI’s Chief Strategic Planning Officer and Co-Chairman of the Board. From 1998 to March 2002, Mr. White served as UTI’s Chief Strategic Planning Officer and Chairman of the Board. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White is the uncle of David K. Miller, UTI’s Senior Vice President of Admissions.

     The Board of Directors recommends that you vote “FOR” each of these nominees.

Continuing Directors. The terms of A. Richard Caputo, Jr., Michael R. Eisenson and Robert D. Hartman end in February 2007, and the terms of Conrad A. Conrad, Kevin P. Knight and Kimberly J. McWaters end in February 2008. Mr. Eisenson has indicated his desire to resign from UTI’s Board of Directors effective upon the earlier of the identification of his successor by the Nominating and Corporate Governance Committee or February 28, 2006. The Nominating and Corporate Governance Committee is currently searching for a candidate to succeed Mr. Eisenson using the criteria discussed below under “Director Qualifications and Review of Director Nominees.”
          A. Richard Caputo, Jr., age 39, has served as a Director on UTI’s Board since 1997. Mr. Caputo has been a member and senior principal of The Jordan Company, LP, a private merchant banking firm, and its predecessors since 1990. Mr. Caputo is also a director of Safety Insurance Group, Inc., TAL International Group, Inc. and a number of privately-held companies. Mr. Caputo received a BA in Mathematical and Business Economics from Brown University.
          Conrad A. Conrad, age 59, has served as a director on UTI’s Board since February 2004. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad also serves as a director of Rural/Metro Corporation and Fender Musical Instruments Corporation. Mr. Conrad received an AB in Accounting from The College of William & Mary.
          Michael R. Eisenson, age 50, has served as a Director on UTI’s Board since 2002. Since 1998, Mr. Eisenson has served as managing director and Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm. From 1986 to 1998, Mr. Eisenson served as the Managing Director of Harvard Private Capital Group. Mr. Eisenson is also a director of CCC Information Services Group, Inc., Playtex Products, Inc., United Auto Group, Inc. and Xenogen Corporation. He received a BA in Economics from Williams College and a JD and MBA from Yale University.
          Robert D. Hartman, age 57, has served as a Director on UTI’s Board since 1985 and served as UTI’s Chairman of the Board from October 1, 2003 to September 30, 2005. From 1990 to September 30, 2003, Mr. Hartman served as UTI’s Chief Executive Officer, and from April 2002 to September 30, 2003, Mr. Hartman served as the Co-Chairman of the Board. From 1979 to 1990, Mr. Hartman held several positions with UTI, including Student Services Director, Controller, School Director and President. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education in 1990 and served until 1995. In addition, he has served on the Advisory Council for the Arizona Educational Loan Program, representing the private career school sector. He was founder and former Chairman of the Western Council of Private Career Schools. Mr. Hartman received a BA in General Business from Michigan State University and an MBA in Finance from DePaul University in Chicago.
          Kevin P. Knight, age 49, has served as a director on UTI’s Board since February 2004. Since May 1999, Mr. Knight has served as Chairman of the Board of Knight Transportation, Inc., a truckload carrier based in Phoenix, Arizona. Mr. Knight has served as Knight Transportation’s Chief Executive Officer since 1993 and has been an officer and director of Knight Transportation since 1990. Mr. Knight has served as Chairman of the Arizona Motor Transport Association and a board member of the American Trucking Association.
          Kimberly J. McWaters, age 41, has served as UTI’s Chief Executive Officer since October 1, 2003 and as a Director on UTI’s Board since 2005. Ms. McWaters has served as UTI’s President since 2000 and served on UTI’s Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms.

McWaters also serves as a director of United Auto Group, Inc. Ms. McWaters received a BS in Business Administration from the University of Phoenix.
Corporate Governance and Related Matters
          Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; and management runs the company’s day-to-day operations. UTI’s Board of Directors currently consists of nine directors, as described above.
          “Independent” Directors. The Board of Directors has determined that Messrs. Conrad, Eisenson, Knight, Penske and Srere qualify as “independent” in accordance with the published listing requirements of The New York Stock Exchange (“NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the corporation and has not engaged in various types of business dealings with the corporation. An explanation of the independence standard used by the Corporation, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by UTI’s Board of Directors and discussed elsewhere in this Proxy Statement. The Board considers all relevant facts and circumstances in evaluating the independence of its members from management. Immaterial business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, UTI’s Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and has affirmatively determined that each independent director meets the independence standard used by UTI. In making these determinations, the Board reviewed and discussed information provided by the Directors and the Corporation with regard to each Director’s business and personal activities as they may relate to UTI and UTI’s management.
          “Independence” for Audit Committee Members and Audit Committee Financial Expert. In addition, as required by NYSE rules, the members of UTI’s Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Conrad A. Conrad is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
Board Meetings
          The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different board committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board. In addition, the Corporate Governance Guidelines that have been adopted by the Board and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management Directors (those not employed by UTI). If the non-management Directors include any Directors who are not independent (under the NYSE rules), an executive session is scheduled, at least annually, for only the independent directors. The role of presiding director at executive sessions of the non-management directors rotates on an annual basis.

During 2005, the chairperson of the Audit Committee presided over executive sessions of the non-management directors. During 2006, the chairperson of the Compensation Committee will assume the role, and in 2007, this role will be assumed by the chairperson of the Nominating and Corporate Governance Committee.
          Interested parties may contact the non-management Directors as a group by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
          In fiscal 2005, the Board held eight meetings. Each Director, with the exception of Roger S. Penske and Linda J. Srere (who was not elected to the Board until February 2005) attended at least 75% of the Board of Director meetings. Further, with the exception of Roger S. Penske, each Director attended at least 75% of the meetings of committees on which such Director served, during the Director’s tenure as a Director and committee member.
Board Committees and Charters
          In accordance with the NYSE Corporate Governance Rules, there are currently three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board. Copies of each charter are posted on UTI’s website at www.uticorp.com under the “Company Info — Investor Relations — Corporate Governance” captions. UTI will provide copies of its Board committee charters upon request made by writing to UTI at its principal executive offices at the address indicated on the first page of this Proxy Statement.
          The current committee membership is as follows:

	Audit	Compensation	Nominating and Corporate
Director’s Name	Committee	Committee	Governance Committee
Conrad A. Conrad	Chair	✓
Michael R. Eisenson	✓	Chair
Kevin P. Knight	✓		Chair
Roger S. Penske			✓
Linda J. Srere		✓	✓
          Audit Committee. Messrs. Conrad, Eisenson and Knight were the members of the Audit Committee during fiscal 2005. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things: UTI’s accounting and financial reporting processes; the reliability of UTI’s financial statements; the effective evaluation and management of UTI’s financial risks; UTI’s compliance with laws and regulations; and the maintenance of an effective and efficient audit of UTI’s financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during 2005 (four of which meetings were held telephonically). The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.
          Compensation Committee. Messrs. Conrad, Eisenson and Knight and Ms. Srere were members of the Compensation Committee during fiscal 2005. Ms. Srere replaced Mr. Knight on the Compensation Committee upon her election to the Board at last year’s annual meeting of stockholders. The Board of Directors has determined that each member of the Compensation Committee satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Corporation’s philosophy with respect to the compensation of the Corporation’s officers. In that regard, the Compensation Committee has the responsibility for, among other things: developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to UTI’s Board for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation; determining the annual total compensation for UTI’s named executive officers; approving the grants of stock options and other equity-based incentives as permitted under UTI’s equity-based compensation plans; reviewing and recommending compensation for non-employee Directors to UTI’s Board; and reviewing and recommending employment agreements, severance arrangements and change of control plans that provide for benefits upon a change in control, or other provisions for UTI’s executive officers and directors, to UTI’s Board. The Compensation Committee met four times during 2005. The Compensation Committee’s report on executive compensation is set forth elsewhere in this Proxy Statement.
          Nominating and Corporate Governance Committee. Messrs. Conrad, Knight and Penske and Ms. Srere were members of the Nominating and Corporate Governance Committee during fiscal 2005. Ms. Srere replaced Mr. Conrad on the Nominating and Corporate Governance Committee upon her election to the Board at last year’s annual meeting of stockholders. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things: identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to UTI’s Board at the annual meeting of stockholders; recommending to the Board those Directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board; reviewing periodically UTI’s Corporate Governance Guidelines and recommending governance issues that should be considered by UTI’s Board; reviewing periodically the Board’s committee structure and operations and the working relationship between each committee and the Board; and considering, discussing and recommending ways to improve the Board’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with the Corporation’s Bylaws to the attention of the Corporation’s Corporate Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. The Nominating and Corporate Governance Committee met four times during 2005.
Director Qualifications and Review of Director Nominees
          The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of UTI’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Corporation and its stockholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In connection with each director nomination recommendation, the Committee must consider the issue of continuing director tenure and whether the Board will be exposed to new ideas and viewpoints, and will maintain willingness to critically examine the status quo.
Board Attendance at Annual Stockholder Meetings
          The Board does not have a formal policy with respect to the Directors’ attendance at the Corporation’s annual stockholder meetings, but all Directors are encouraged to attend those meetings. All Directors who, at the time, were serving as members of the Board attended last year’s annual meeting of stockholders.
Communication with the Board of Directors
          Stockholders may communicate with the Chairman of the Board, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
Code of Conduct; Corporate Governance Guidelines
          UTI has a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (“Code”) that applies to all of its employees, including its principal executive officer and principal financial and accounting officer. This Code is posted on UTI’s Internet website (www.uticorp.com) under the “Company Info — Investor Relations — Corporate Governance” captions.
          UTI will provide a copy of the Code upon request made by writing to UTI at its principal executive offices at the address indicated on the first page of this Proxy Statement. UTI intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code by posting such information on its web site, at the address and location specified above, and, to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.
          As indicated elsewhere in this Proxy Statement, UTI’s Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted at the Corporation’s website (www.uticorp.com) under the “Company Info — Investor Relations — Corporate Governance” captions. UTI will provide a copy of the Corporate Governance Guidelines upon request made by writing to UTI at its principal executive offices at the address indicated on the first page of this Proxy Statement.
Compensation of Non-Employee Directors
          In 2005, each non-employee Director received a $20,000 annual retainer (with the exception of Ms. Srere who was elected to the Board in February 2005 and received a $10,000 retainer), an annual award of 1,000 shares of the Corporation’s common stock, and $2,500 per board meeting attended in person or by telephone. In addition, each non-employee Director received reimbursement for out-of-pocket expenses, including travel expenses on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-employee Directors utilizing private aircraft.
          All non-chairperson Directors serving on committees of the Board received an additional payment of $1,000 for each committee meeting attended in person or by telephone, regardless of whether such committee meeting occurred on the day of a board meeting for which that Director had been compensated and regardless of how many committee meetings that Director attended on the same day. The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each received $2,000 for each committee meeting attended, and the chairperson of the Audit Committee received $3,000 for each committee meeting attended. The Audit Committee chairperson received an additional $10,000 annual retainer.
          Directors who are also officers do not receive any separate compensation for serving as directors.
          UTI indemnifies its Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Corporation. This is permitted by UTI’s Certificate of Incorporation, and the Corporation has also entered into agreements with its Directors, contractually obligating the Corporation to provide this indemnification to them.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2005
          The Audit Committee reviews UTI’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee met eight times during 2005 (four of which meetings were held telephonically). Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
          In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss UTI’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in UTI’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by Statement of Auditing Standards 61 for annual statements and Statement of Auditing Standards 100 for quarterly statements.
          The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of UTI’s results and the assessment of the Corporation’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by UTI in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that UTI’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
          In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm its independence from UTI and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to UTI is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from UTI and its management.
          The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of UTI’s internal controls, the overall quality of UTI’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards 61.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in UTI’s Annual Report on Form 10-K for the year ended September 30, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as UTI’s independent registered public accounting firm for the fiscal year ending September 30, 2006.
The Audit Committee:
Conrad A. Conrad (Chair)
Michael R. Eisenson
Kevin P. Knight

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has selected PricewaterhouseCoopers LLP as independent registered public accounting firm of the Corporation with respect to its financial statements for the year ending September 30, 2006. In taking this action, the Audit Committee considered PricewaterhouseCoopers LLP’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
The Board of Directors recommends that you vote “FOR” Proposal 2.
Fees Paid to PricewaterhouseCoopers LLP
          As more fully described below, all services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.
          The following table shows the fees that UTI accrued for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004.

	2005	2004
Audit Fees	$1,098,600	$619,565
Audit-Related Fees	—	—
Tax Fees	21,575	48,208
All Other Fees	—	—

Total	$1,120,175	$667,773

          Audit Fees. This category consisted principally of audit work performed on UTI’s consolidated financial statements, review of financial statements included in other periodic reports, services provided in connection with the annual audit of UTI’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
          Tax Fees. This category consisted principally of professional services rendered by PricewaterhouseCoopers LLP, primarily in connection with the Corporation’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.
          It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to any appropriate questions from stockholders.

Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
          Pre-Approval of Audit Services. The Audit Committee shall meet with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.
          Pre-Approval of Non-Audit Services. The Audit Committee shall review and approve in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a)	permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b)	as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i)	that account, in the aggregate, for less than 5% of the total fees paid by the Company to its independent registered public accounting firm during the fiscal year in which such non-audit services are provided;

(ii)	that the Company did not recognize as “non-audit” services at the time of the engagement, and

(iii)	that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the Securities and Exchange Commission.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
          UTI maintains the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Stock Incentive Plan (the “2003 Plan”) pursuant to which it may grant equity awards to eligible persons.
          Management 2002 Stock Option Program. The Corporation’s 2002 Plan was adopted by the Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by UTI’s Compensation Committee.
          The 2002 Plan provides for the grant of incentive and non-qualified stock options to employees of UTI and related companies, including officers and employee directors, and non-statutory options to other persons providing material services to UTI or related companies. A non-employee director is not eligible to receive an award.
          The term of the options granted under the 2002 Plan is set forth in each option agreement. However, the term of an option may not exceed the earlier of ten years and the date on which the optionee ceases to be an employee of, and to perform services for, UTI including related companies. Options granted under the 2002 Plan vest over a four-year period and become exercisable as set forth in each option agreement.
          As of September 30, 2005, the Corporation had issued 106,282 shares of common stock upon the exercise of options granted under the 2002 Plan. In addition, 593,660 shares of the Corporation’s common stock are issuable pursuant to options granted under the 2002 Plan, at a weighted average exercise price of $4.71 per share. The Corporation does not intend to grant any additional options under the 2002 Plan.
          2003 Stock Incentive Plan. The Corporation’s 2003 Plan was adopted by the Board of Directors and approved by holders of the majority voting power of the Corporation’s stock and became effective in December 2003. The 2003 Plan is administered by UTI’s Compensation Committee and is further described in UTI’s filings with the SEC, including its prospectus filed pursuant to Rule 424(b)(4) on April 27, 2004.

          The following table summarizes UTI’s equity compensation plan information as of September 30, 2005. Information is included for both equity compensation plans approved by UTI’s stockholders and equity plans not approved by the stockholders.

Common shares
			Weighted-average	remaining available for
	Common shares to be		exercise price of	future issuance under
	issued upon exercise of		outstanding	equity compensation
	outstanding options,		options, warrants	plans (excluding shares
	warrants and rights		and rights	reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by UTI stockholders	2,427,848	(1)	$20.98	2,596,784

Equity compensation plans not approved by UTI stockholders	—		—	—

Totals	2,427,848		$20.98	2,596,784

(1)	Of these shares, options to purchase 1,834,188 shares were outstanding under the 2003 Plan.
          2003 Employee Stock Purchase Plan. The Corporation sponsors an employee stock purchase plan that permits eligible employees, as defined in the plan, to purchase up to 10% of an employee’s annual base and overtime pay at a price equal to 95% of the fair market value of a share of stock on the last day of the offering period. The Corporation amended the employee stock purchase plan in 2005 to comply with a recent Internal Revenue Service rule change. Prior to the amendment to the plan, eligible employees were permitted to purchase up to 10% of the employee’s annual base and overtime pay at a price of no less than 85% of the price per share of the Corporation’s common stock either at the beginning or the end of the six-month offering period, whichever is less. The Corporation’s Compensation Committee administers the employee stock purchase plan. The Board of Directors may amend or terminate the plan. The employee stock purchase plan complies with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended.
OTHER MATTERS
          The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the Board may recommend.

EXECUTIVE COMPENSATION
          The following table summarizes the compensation UTI paid its Chief Executive Officer and each of its four other most highly compensated executive officers as of the end of fiscal 2005 whose salary and bonus exceeded $100,000.
Summary Compensation Table

		Annual Compensation
				Other Annual
Name and Principal Position	Year	Salary	Bonus	Compensation
Robert D. Hartman	2005	$339,308	$123,120	$41,658	(1)
Chairman of the Board	2004	$326,615	$199,200	$18,684	(2)
	2003	$344,834	$393,200	—

John C. White	2005	$339,308	$123,120	$33,427	(1)
Chief Strategic Planning Officer and	2004	$326,615	$199,200	—
Vice Chairman of the Board	2003	$343,495	$393,200	—

Kimberly J. McWaters	2005	$381,692	$180,000	$38,573	(1)
Chief Executive Officer and President	2004	$326,615	$249,000	$404	(2)
	2003	$307,356	$193,200	—

Jennifer L. Haslip	2005	$212,240	$58,050	$24,039	(1)
Senior Vice President, Chief Financial Officer and Treasurer	2004	$202,500	$121,663	—
	2003	$179,885	$73,750	—

David K. Miller	2005	$237,265	$64,800	$40,572	(1)
Senior Vice President of Admissions	2004	$227,460	$57,460	$1,588	(2)
	2003	$219,385	$55,250	—

(1)	Includes healthcare and other personal fringe benefits.

(2)	Includes a one-time reimbursement for the payment of taxes in connection with the exercise of stock options.
Stock Options
          The following table lists the grants during fiscal 2005 of stock options to the officers named in the Summary Compensation Table.
Option Grants In Last Fiscal Year

					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rate of Stock
	Shares	Options Granted	Exercise or		Price Appreciation for Option
	Underlying	to Employees in	Base Price	Expiration	Term (1)
Name	Options Granted	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
Robert D. Hartman	35,000	6.1%	$38.46	2/16/2015	$846,555	$2,145,337
John C. White	35,000	6.1%	$38.46	2/16/2015	$846,555	$2,145,337
Kimberly J. McWaters	65,000	11.4%	$38.46	2/16/2015	$1,572,174	$3,984,197
Jennifer L. Haslip	25,000	4.4%	$38.46	2/16/2015	$604,682	$1,532,383
David K. Miller	25,000	4.4%	$38.46	2/16/2015	$604,682	$1,532,383

(1)	Amounts reported in these columns represent amounts that may be realized upon exercise of the option immediately prior to the expiration of its term assuming the specified compound rates of appreciation (5% and 10%) in the market value of the Corporation’s common stock over the term of the option.

These numbers are calculated based on rules promulgated by the SEC and do not reflect the Corporation’s estimate of future stock price growth. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of this stock option will depend on the future performance of the Corporation’s common stock, the optionholder’s continued employment through the option period, and the date on which the option is exercised.
Option Exercises and Year-End Values
          The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of September 30, 2005. The table contains values for “in the money” options, meaning a positive spread between the fiscal year-end share price of $35.61 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-end Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-Money
	Shares Acquired		Options at September 30, 2005	Options at September 30, 2005
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert D. Hartman	—	—	25,635 / 111,606	$387,349 / $1,157,513
John C. White	—	—	25,635 / 111,606	$387,349 / $1,157,513
Kimberly J. McWaters	—	—	272,517 / 260,566	$7,871,960 / $4,206,406
Jennifer L. Haslip	8,000	$285,148	89,020 / 131,512	$2,372,139 / $2,109,957
David K. Miller	8,156	$243,113	27,113 / 97,883	$517,248 / $1,316,385
Employment-Related Arrangements
          Employment Agreements with Robert D. Hartman and John C. White. In April 2002, the Corporation entered into employment agreements with Robert Hartman and John White. Under the terms of the employment agreements, Messrs. Hartman and White agreed to serve as Chief Executive Officer and Co-Chairman of the Board of Directors and Chief Strategic Planning Officer and Co-Chairman of the Board of Directors, respectively. Effective October 1, 2003, Mr. Hartman became UTI’s Chairman of the Board and Mr. White became UTI’s Vice Chairman of the Board. Each of the employment agreements provides for an initial term ending September 30, 2006 and automatically renews for successive one-year terms thereafter, subject to at least 90 days advance notice by either party of a decision not to renew the employment agreements. Messrs. Hartman and White are each entitled to receive an annual base salary of $312,500, subject to annual cost of living adjustments.
          Effective October 1, 2005, Mr. White became UTI’s Chairman of the Board and Mr. Hartman assumed the position of Special Assistant to the Chief Executive Officer and President. The terms of the Corporation’s employment agreement with Mr. White remain in full force and effect notwithstanding the fact that Mr. White now serves as the Corporation’s Chairman of the Board. The terms of the Corporation’s employment agreement with Mr. Hartman remain in full force and effect notwithstanding the fact that Mr. Hartman now serves in a non-executive capacity, with the exception of the following changes: Mr. Hartman is entitled to receive an annual base salary of $65,000, subject to annual adjustments; Mr. Hartman will maintain his position as Special Assistant to the Chief Executive Officer and President (irrespective of his status as a member of the Corporation’s Board of Directors) until September 30, 2009; and Mr. Hartman will be eligible to participate in the bonus payout for fiscal year 2005.

          Employment Agreement with Kimberly J. McWaters. In April 2002, the Corporation entered into an employment agreement with Kimberly McWaters to serve as its President. This agreement provides for an initial term ending March 31, 2005 and automatically renews for successive one-year terms thereafter, subject to at least 90 days advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Ms. McWaters is entitled to receive an annual base salary of $280,000, subject to annual cost of living adjustments and other increases as the Compensation Committee may recommend to the Board. Effective as of October 1, 2003, Ms. McWaters became UTI’s Chief Executive Officer. The terms of the Corporation’s employment agreement with Ms. McWaters remain in full force and effect notwithstanding the fact that Ms. McWaters now serves as the Corporation’s Chief Executive Officer as well as its President.
          Employment Agreement with Jennifer L. Haslip. In November 2003, the Corporation entered into an employment agreement with Jennifer Haslip to serve as Chief Financial Officer. This agreement provides for an initial term ending April 1, 2005 and automatically renews for successive one-year terms thereafter, subject to 90 days advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Ms. Haslip is entitled to receive an annual base salary of $195,000, subject to annual cost of living adjustments and other increases as the Compensation Committee may recommend to the Board.
          Provisions Common to Each Employment Agreement. Certain provisions are common to each of the employment agreements described above. For example, each employment agreement:
•	provides that each executive may be paid an annual, performance-based bonus to be determined by the Board of Directors, in its sole discretion;

•	specifies that each executive is entitled to certain perquisites, including reimbursement of expenses, paid vacations, health and medical reimbursement plan, a car allowance and automobile insurance and such other perquisites and benefits, including health, short- and long-term disability, pension and life insurance benefits for executives and their families, established from time to time at the sole discretion of the Board of Directors;

•	provides for the Corporation’s payment of severance compensation and benefits to the executives under certain circumstances, such as when the executive’s employment is terminated by the Corporation other than for cause, as defined in the employment agreements, or by the executive if the Corporation materially breaches the employment agreement or due to the executive’s death or disability; and

•	restricts the employee’s disclosure and use of the Corporation’s confidential information, as defined in the employment agreement, and prohibits the employee from competing with the Corporation for a specified period following the termination of employment.
          The Board of Directors approves the operating budget for a given fiscal year and may, upon the recommendation of the Compensation Committee, award bonuses based upon achievement of established EBIT (earnings before interest and tax) targets. In addition, the Board, upon the recommendation of the Compensation Committee, may award bonuses based upon additional factors, including but not limited to extraordinary performance or efforts by individuals, as the Board may in its discretion determine from time to time.
          Severance Agreements. The Corporation has entered into severance agreements with several of its executive officers and key employees. Each severance agreement provides for the payment of severance compensation and other benefits to the employee depending upon the circumstances of the employee’s termination of employment, such as if the employee is terminated by the Corporation without cause or if the employee leaves for good reason, in each case within 12 months after the Corporation has undergone a change in control, as that term is defined in the severance agreement. Each severance agreement also provides that:

•	as a precondition to the Corporation’s payment of any severance compensation or benefits, the employee must execute a waiver and release that the Corporation provides to the employee;

•	the amounts paid to or benefits received by the employee are subject to a downward adjustment so that the total payments to the employee due to a change in control do not constitute an excess parachute payment, as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, or cause the employee to be required to pay an excise tax under Section 4999 of the Code; and

•	the employee is not required to mitigate any amounts paid or benefits received under the severance agreement by seeking other employment or otherwise.
          As part of the consideration for the Corporation’s payment of the severance payments and benefits, the severance agreement provides that, for a period of 12 months after the termination of employment, the employee covenants not to compete directly or indirectly with the Corporation or directly or indirectly solicit, recruit or employ any persons or entities with whom the Corporation currently has business relationships, or have had such relationships within the 24 months prior to such solicitation, recruitment or employment.
          401(k) Plan. The Corporation maintains a plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, a participant may contribute a maximum of 50% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit ($14,000 in calendar year 2005). The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Corporation’s Board of Directors, the Corporation may make discretionary matching and/or profit-sharing contributions into the 401(k) Plan for eligible employees.
COMPENSATION COMMITTEE INTERLOCKS
          Messrs. Conrad, Eisenson and Knight and Ms. Srere served as the members of the Compensation Committee during fiscal 2005. None of these directors was an executive officer or otherwise an employee of UTI before or during such service, and no executive officer of UTI served on any other company’s compensation committee.
COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
          The Compensation Committee of the Board of Directors (the “Committee”) administers UTI’s executive compensation program. The Committee is comprised only of independent directors, as that term is defined in the rules of the NYSE. The members of the Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Committee oversees UTI’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans.
          In the performance of its responsibilities, the Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other advisers as it deems necessary. The Committee has the authority to retain or terminate a compensation consultant to assist the Committee in carrying out its responsibilities, including authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Corporation. Generally, the Committee meets in executive sessions which are not attended by any of UTI’s employees or other Directors, unless the Committee requests such attendance. Following each of its meetings, the Committee delivers a report on the meeting to UTI’s Board of Directors, including a description of all actions taken by the Committee at the meeting.

          This report sets forth the executive compensation policies of the Corporation with respect to UTI’s executive officers, including its Chief Executive Officer, its Chairman of the Board, its Vice Chairman of the Board and other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). This report shall not be deemed to be incorporated by reference into any previous filing by UTI under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
Overview of Compensation Philosophy and Program
          The Committee regularly reviews the compensation policies adopted and followed by the Committee with respect to all of UTI’s executive officers in light of the guiding principles contained therein that executive officer compensation must be related to the performance of both the Corporation and the individual executive officer, and must emphasize increasing stockholder value. The Committee has determined that the principal components of the compensation policies pertaining to UTI’s executive officers (i.e., salaries, bonuses and long-term incentives) are appropriately tied to these performance measures.
          The Committee recognizes that UTI’s continued success is due in part to its skilled executives. In setting and administering the Corporation’s compensation policies and programs, the Committee attempts to target overall annual compensation in line with the compensation provided to executives of corporations similar to UTI in terms of assets, sales, revenues and earnings. The Corporation’s executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide the Corporation’s executives with incentives directly linked to the creation of stockholder value. The Committee intends that all incentive compensation paid to the Named Executive Officers will be deductible for federal income tax purposes.
The Compensation Program
          The compensation program for UTI’s executives presently consists of base salary, annual bonus, long-term incentives in the form of stock options, and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be a major component in the pay package for senior executives. The Committee believes that the use of UTI common stock as an incentive will enhance the Corporation’s executives’ commitment to UTI’s long-term performance. Discussed below is each element of the compensation program.
          Base Salary. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit.
          Annual Bonus. The amounts of annual bonus awards to the Named Executive Officers are based on corporate financial performance for the year compared to specific annual performance goals established by the Committee and approved by the Board of Directors at the beginning of the year. For 2005, the performance goal was based upon achievement of objectives set forth in the Corporation’s approved operating plan. The annual bonus awards for 2005 were paid in cash.
          Long-Term Incentives. Stock option awards provide long-term incentives which are directly related to the performance of UTI common stock. Options generally vest over four years and closely align the executive’s interests with those of other stockholders. Stock option awards are used to create performance incentives and promote equity ownership in the Corporation by its executives.
          Employee Benefits. Named Executive Officers are entitled to a number of benefits including a car allowance, automobile insurance coverage and health, short and long-term disability, pension and life insurance benefits. In addition, UTI’s Chief Executive Officer, Chairman of the Board and Vice Chairman of the Board receive coverage under an executive medical reimbursement plan.
Performance Evaluations of CEO, Chairman of the Board and Vice Chairman of the Board
          As required by its charter, the Committee met in executive session in December 2005 to review the overall performance of our Chairman of the Board, former Vice Chairman of the Board and Chief Executive Officer during 2005, particularly in light of the goals and objectives of the Corporation’s executive compensation plans. Consideration was given to each officer’s role in building stockholder value and improving the return on the stockholders’ investment.
          Kimberly J. McWaters. Ms. McWaters serves as UTI’s Chief Executive Officer and President. Pursuant to her 2002 employment agreement with the Corporation, Ms. McWaters received an initial base annual salary of $280,000. In 2005, Ms. McWaters received a base salary of $381,692 and a bonus of $180,000 based on the achievement of performance parameters determined by the Committee and approved by the Board. These performance parameters include revenue growth, operating income and new campus development. During 2005, Ms. McWaters also received options to purchase 65,000 shares of UTI’s common stock. In connection with this grant, the Committee considered Ms. McWaters’ position within UTI and her contributions to the continuing success of the Corporation.
          Robert D. Hartman. Mr. Hartman served as UTI’s Chairman of the Board through September 30, 2005. Pursuant to his 2002 employment agreement with the Corporation, Mr. Hartman received an initial base annual salary of $312,500. In 2005, Mr. Hartman received a base salary of $339,308 and a bonus of $123,120 based on the achievement of performance parameters determined by the Committee and approved by the Board. These performance parameters include revenue growth, operating income and new campus development. During 2005, Mr. Hartman also received options to purchase 35,000 shares of UTI’s common stock. In connection with this grant, the Committee considered Mr. Hartman’s position within UTI and his contributions to the continuing success of the Corporation.
          John C. White. Mr. White served as UTI’s Chief Strategic Planning Officer and Vice Chairman of the Board through September 30, 2005. Effective October 1, 2005, Mr. White became UTI’s Chairman of the Board. Pursuant to his 2002 employment agreement with the Corporation, Mr. White received an initial base annual salary of $312,500. In 2005, Mr. White received a base salary of $339,308 and a bonus of $123,120 based on the achievement of performance parameters determined by the Committee and approved by the Board. These performance parameters include revenue growth, operating income and new campus development. During 2005, Mr. White also received options to purchase 35,000 shares of UTI’s common stock. In connection with this grant, the Committee considered Mr. White’s position within UTI and his contributions to the continuing success of the Corporation.
Review of All Components of Named Executive Officers’ Compensation
          The Committee has reviewed all components of the Named Executive Officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains and the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits.
          It should be noted that when the Committee considers any component of the Named Executive Officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee’s decisions.

Our Committee Meetings
          At the first Committee meeting during the fiscal year, the CEO’s compensation is reviewed and analyzed in the context of all the components of her total compensation. Members then have the opportunity to ask for additional information and to raise and discuss further questions before a vote is taken.
          In the process of reviewing each component separately, and in the aggregate, the Committee directs the Corporation’s human resources department to prepare a spreadsheet showing all elements of senior management compensation. The data includes base pay, bonus opportunities, stock options and total compensation, both individually and in the aggregate, as well as a comparison from time to time of each executive’s salary to the industry median based on salary reports.
Internal Revenue Code Section 162(m) Compliance
          Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1.0 million for certain of UTI’s executive officers. The non-performance based compensation paid to UTI’s executive officers in 2005 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to UTI’s executive officers in 2006 will exceed the limit. UTI’s 2003 Stock Incentive Plan qualifies as a performance based compensation plan. As such, awards granted under that plan will not be subject to the $1.0 million limitation.
Compensation Committee
Conrad A. Conrad
Michael R. Eisenson (Chair)
Kevin P. Knight

STOCK PERFORMANCE GRAPH
          This graph compares UTI’s total cumulative stockholder return on its common stock during the period from December 17, 2003 (the date on which our common stock first traded on The New York Stock Exchange) through September 30, 2005 with the cumulative return on the NYSE Stock Market Index (U.S. Companies) and a Peer Issuer Group Index. The peer issuer group consists of the companies identified below, which were selected on the basis of the similar nature of their business. The graph assumes that $100 was invested on December 17, 2003, and any dividends were reinvested on the date on which they were paid.

LEGEND

Symbol		CRSP Total Returns Index for:	12/2003	03/2004	09/2004	03/2005	09/2005
–––––––––	■	UNIVERSAL TECHNICAL INSTITUTE, INC.	100.0	152.0	114.5	139.7	135.1
– – – – – –	ê	NYSE Stock Market (US Companies)	100.0	106.7	107.1	115.7	122.6
- - - - - - - -	▲	Self-Determined Peer Group	100.0	123.5	94.9	101.1	96.5

Companies in the Self-Determined Peer Group:
Apollo Group, Inc.	Career Education Corporation
Corinthian Colleges, Inc.	DeVry, Inc.
Education Management Corporation	ITT Educational Services, Inc.
Laureate Education, Inc.	Lincoln Educational Services Corporation
Strayer Education, Inc.
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 12/17/2003.
Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          The following table sets forth information as of December 31, 2005 with respect to the beneficial ownership of shares of UTI’s common stock by:
•	each person known by UTI to be the beneficial owner of 5% or more of the outstanding shares of common stock;

•	each of UTI’s directors, director nominees and named officers; and

•	all of UTI’s executive officers and directors as a group.
          Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 2005 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 31, 2005 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, UTI believes that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Executive Officers:
Robert D. Hartman (1)	1,840,840	6.4%
John C. White (2)	2,714,345	9.4%
Kimberly J. McWaters (3)	328,320	1.1%
Jennifer L. Haslip (4)	133,413	*
David K. Miller (5)	126,413	*
Roger L. Speer (6)	252,157	*
Chad A. Freed (7)	6,750	*
Larry H. Wolff	0	*
A. Richard Caputo, Jr. (8)	209,782	*
Michael R. Eisenson (9)	308,606	1.1%
Roger S. Penske	11,000	*
Conrad A. Conrad	4,000	*
Kevin P. Knight	8,000	*
Linda J. Srere	1,000	*
All directors and executive officers as a group
(14 persons) (10)	5,944,626	20.7%
5% Holders:
BAMCO, Inc. (11)	2,773,900	9.6%
FMR Corp. (12)	4,165,460	14.5%
Massachusetts Financial Services Company (13)	1,444,280	5.0%

Unless otherwise noted, the address of each person named in the table is 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. * Less than 1%.

(1)	Includes 1,075,048 shares of common stock held by The Robert and Janice Hartman Family Trust, of which Robert D. Hartman is a trustee; 93,975 shares of common stock held of record by The Robert D. Hartman and Janice W. Hartman 1998 Charitable Remainder UniTrust, of which Robert D. Hartman is a trustee; 611,897 shares of common stock held of record by Hartman Investments Limited Partnership, of which Robert D. Hartman is a general partner; and 59,920 shares of common stock subject to exercisable options. Mr. Hartman has sole voting and investment power over 1,228,943 shares and shared voting and investment power over 611,897 shares. Mr. Hartman served as UTI’s Chairman of the Board through September 30, 2005.

(2)	Includes 2,547,111 shares of common stock held of record by Whites’ Family Company, LLC; 107,314 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; and 59,920 shares of common stock subject to exercisable options. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has shared voting and investment power over 2,714,345 shares. Mr. White served as UTI’s Chief Strategic Planning Officer and Vice Chairman of the Board of Directors through September 30, 2005. Effective October 1, 2005, Mr. White became UTI’s Chairman of the Board.

(3)	Includes 328,052 shares of common stock subject to exercisable options. Ms. McWaters has sole voting and investment power over 328,320 shares. Ms. McWaters is UTI’s President and Chief Executive Officer.

(4)	Includes 120,413 shares of common stock subject to exercisable options. Ms. Haslip has sole voting and investment power over 133,413 shares. Ms. Haslip is UTI’s Senior Vice President, Chief Financial Officer and Treasurer.

(5)	Includes 60,376 shares of common stock subject to exercisable options. Mr. Miller has sole voting and investment power over 126,413 shares. Mr. Miller is UTI’s Senior Vice President of Admissions.

(6)	Includes 138,888 shares of common stock subject to exercisable options. Mr. Speer has sole voting and investment power over 252,157 shares. Mr. Speer is UTI’s Senior Vice President of Operations.

(7)	Includes 6,750 shares of common stock subject to exercisable options. Mr. Freed is UTI’s Senior Vice President, General Counsel and Secretary.

(8)	A. Richard Caputo, Jr. is a senior principal of The Jordan Company, LP. The business address for Mr. Caputo is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(9)	Michael R. Eisenson is a managing director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the general partner of Charlesbank Equity Fund V GP, Limited Partnership, and Charlesbank Coinvestment Partners, Limited Partnership. Charlesbank Equity Fund V GP, Limited Partnership is the general partner of Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., and Charlesbank Equity Coinvestment Fund V, Limited Partnership. Mr. Eisenson has shared voting and investment power over 308,606 shares of common stock held of record by Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., Charlesbank Equity Coinvestment Fund V, Limited Partnership and Charlesbank Coinvestment Partners, Limited Partnership, collectively. Mr. Eisenson disclaims his beneficial ownership of the shares held of record by these entities, other than his pecuniary interest therein. The business address for Mr. Eisenson is 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210.

(10)	Includes 5,170,307 shares of common stock and 774,320 shares subject to exercisable options.

(11)	Based solely on the information provided in Schedule 13G jointly filed by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron with the Securities and Exchange Commission on February 15, 2005. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. Baron Capital Group, Inc. has shared voting authority with respect to 2,584,900 shares and shared dispositive authority with respect to 2,773,900 shares. BAMCO, Inc. has shared voting authority with respect to 2,485,700 shares and shared dispositive authority with respect to 2,669,700 shares. Baron Capital Management Inc. has shared voting authority with respect to 99,200 shares and shared dispositive authority with respect to 104,200 shares. Ronald Baron has shared voting authority with respect to 2,584,900 shares and shared dispositive authority with respect to 2,773,900 shares. The business address for the reporting persons is 767 Fifth Avenue, New York, New York 10153. According to a Form 13F filed by BAMCO, Inc. with the Securities and Exchange Commission on November 14, 2005, as of September 30, 2005, BAMCO, Inc. reported holding a total of 2,791,100 shares.

(12)	Based solely on the information provided in Schedule 13G (Amendment No. 1) jointly filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson with the Securities and Exchange Commission on February 14, 2005. FMR Corp. is the parent holding company of Fidelity Management & Research

Company, an investment adviser registered under the Investment Advisers Act of 1940, and Fidelity Management Trust Company. FMR Corp. has sole voting power with respect to 1,004,360 shares and sole dispositive power with respect to 4,165,460 shares. Each of Edward C. Johnson III and Abigail P. Johnson has sole dispositive power with respect to 4,165,460 shares. Fidelity Management & Research Company, an investment adviser, is the beneficial owner of 11.4% as a result of acting as an investment adviser to various investment companies. The interest of an investment company, Fidelity Advisor Mid Cap Stock Fund, amounted to 7.7%. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	Based solely on the information provided in Form 13F filed by Massachusetts Financial Services Company with the Securities and Exchange Commission on November 10, 2005. Massachusetts Financial Services Company is an institutional investment manager and has sole voting authority with respect to 1,444,280 shares. The business address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires UTI’s directors and executive officers to file reports of holdings and transactions in UTI shares with the Securities and Exchange Commission. Based on a review of reports filed by UTI’s directors, executive officers and beneficial holders of ten percent (10%) or more of UTI’s shares, and based upon representations from those persons, all stock ownership reports required to be filed by those reporting persons during 2005 were timely made.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
          The Corporation is a party to a registration rights agreement with the following stockholders: (i) JZ Equity Partners plc and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Worldwide Training Group, LLC; (iv) Whites’ Family Company, LLC; and (v) Robert D. Hartman. Pursuant to the registration rights agreement, each of the TJC Stockholders, the Charlesbank Stockholders and Worldwide Training Group, LLC shall have one “demand” registration right. Pursuant to this demand right, at any time after June 13, 2004, any of the TJC Stockholders, the Charlesbank Stockholders and Worldwide Training Group, LLC may request that the Corporation file a registration statement under the Securities Act of 1933 to cover the restricted shares of the Corporation’s common stock that they own, as long as the aggregate offering price for the proposed transaction to be registered is greater than $25.0 million or represents an offering of at least 10% of the Corporation’s outstanding common stock. Upon receipt of such request, the Corporation generally will be required to use its best efforts to effect such registration. The Corporation will not be required to effect a requested registration, however, if it has effected one such registration which is still in effect, or if the request is made within 360 days following the effective date of any registered offering it has made to the general public in which a holder of restricted stock, as defined in the registration rights agreement, shall have been able to effectively register all the restricted stock as to which registration has been requested. The Corporation may also delay filing a registration statement or withhold efforts to cause a registration statement to become effective if the Board of Directors determines in good faith that such registration statement will materially and adversely interfere with or affect the negotiation or completion of any material transaction that the Corporation is considering or will involve initial or continuing disclosure obligations that are not in the best interests of the Corporation’s stockholders.

          The registration rights agreement also provides for “piggyback” registration rights with respect to the restricted shares of the Corporation’s common stock held by each of the stockholders party to this agreement, including Robert D. Hartman, the Corporation’s former Chairman of the Board, and Whites’ Family Company, LLC, an entity controlled by John White, the Corporation’s Chairman of the Board. Accordingly, if the Corporation proposes to register, or is required to register following the exercise of a “demand” registration right as described above, any of the Corporation’s common stock for sale to the public, the Corporation is required to give written notice of its intention to do so to each of the stockholders who is a party to this agreement and to use its best efforts to include in the registration statement the number of restricted shares of common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that the Corporation will have first priority to register shares of its common stock if it initiates the registration for its own account.
Transactions with Management and Others
          Since 1991, the Corporation has leased some of its properties from entities controlled by John C. White, the Corporation’s Chairman of the Board of Directors. A portion of the property comprising the Corporation’s Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Another portion of the property comprising the Corporation’s Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on July 1, 2016. The beneficiaries of this trust are Mr. White’s children, and the trustee of the trust is not related to Mr. White. Annual base lease payments under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Additionally, since April 1994, the Corporation has leased two of its Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley L.L.C. and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease expires on February 28, 2015, and the annual base lease payments under this lease, as amended, totaled approximately $463,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. The table below sets forth the total payments that the Corporation made in fiscal 2003, 2004 and 2005 under these leases:

		John C. and Cynthia L. White
	City Park LLC	1989 Family Trust	Delegates LLC
Fiscal 2003	$495,040	$399,901	$796,015
Fiscal 2004	$551,775	$447,205	$924,307
Fiscal 2005	$488,523	$436,036	$877,544
The Corporation believes that the rental rates under these leases approximate the fair market rental value of the properties at the time the lease agreements were negotiated.
SUBMISSION OF STOCKHOLDER PROPOSALS
          From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to UTI in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. UTI intends to hold its year 2007 annual meeting during February 2007. UTI must receive proposals for its 2007 annual meeting no later than September 13, 2006, for possible inclusion in the proxy statement, or between October 28, 2006 and November 28, 2006, for possible consideration at the meeting. Stockholders should direct any proposals, as well as related questions, to UTI’s Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
          UTI’s 2005 annual report to stockholders has been mailed to stockholders concurrently with the mailing of this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of UTI’s proxy solicitation materials.
          Upon request, UTI will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of UTI’s annual report on Form 10-K for the year ended September 30, 2005 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense that UTI incurs in furnishing such exhibits. Any such requests should be directed to UTI’s Corporate Secretary at the Corporation’s executive offices set forth on the first page of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
          Pursuant to the rules of the SEC, UTI and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of UTI’s annual report to stockholders and UTI’s Proxy Statement. Upon written or oral request, UTI will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that UTI deliver single copies of such documents in the future. Stockholders may notify UTI of their requests by calling or writing the Corporation’s Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, telephone (623) 445-9500.
Phoenix, Arizona
Dated: January 13, 2006

Proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 28, 2006
The undersigned appoints John C. White and Kimberly J. McWaters, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of UNIVERSAL TECHNICAL INSTITUTE, INC. (“UTI”), to be held on February 28, 2006, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of UTI held of record by the undersigned on January 6, 2006.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL
THIS PROXY IN THE POST PAID ENVELOPE.
The Board of Directors Recommends a Vote FOR Item 1.
1. Election of Directors:

FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐
EXCEPTIONS* ☐

Nominees:	01 Roger S. Penske, 02 Linda J. Srere, and 03 John C. White
(Instructions: To withhold authority to vote for any indicated nominee, mark the “Exceptions*” box and write that nominee’s name on the blank line below.)

Exceptions*

☒
Votes Must Be Indicated
(X) In Black Or Blue Ink:
The Board of Directors Recommends a Vote FOR Item 2.
2.	Ratification of Appointment of Independent Auditors.

FOR ☐	AGAINST ☐	ABSTAIN ☐
At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

     SCAN LINE

This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.

Date	Stockholder sign here	Co-Owner sign here